Exhibit 5.1

IRELL & MANELLA LLP

A REGISTERED LIMITED LIABILITY LAW PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

840 NEWPORT CENTER DRIVE, SUITE 400 NEWPORT BEACH, CA 92660-6324 TELEPHONE (949) 760-0991 FACSIMILE (949) 760-5200	1800 AVENUE OF THE STARS, SUITE 900 LOS ANGELES, CALIFORNIA 90067-4276	TELEPHONE (310) 277-1010 FACSIMILE (310) 203-7199 WEBSITE: www.irell.com

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”) with a minimum of $2,000 principal amount exchanged, under the Indenture dated as of August 5, 2013 between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of August 13, 2013 by and among the Company, the subsidiary guarantors named therein and the Trustee (such Indenture, as supplemented, the “Indenture”).

The Indenture provides for and includes the terms of a guarantee of the New Notes (including the Notation of Guaranty (as defined below), the “New Guarantees”) to be issued by the following direct and indirect subsidiaries of the Company: ACE Gaming, LLC, a New Jersey limited liability company, Ameristar Casino Black Hawk, Inc., a Colorado corporation, Ameristar Casino Council Bluffs, Inc., an Iowa corporation, Ameristar Casino East Chicago, LLC, an Indiana limited liability company, Ameristar Casino Kansas City, Inc., a Missouri corporation, Ameristar Casino Springfield, LLC, a Massachusetts limited liability company, Ameristar Casino St. Charles, Inc., a Missouri corporation, Ameristar Casino Vicksburg, Inc., a Mississippi corporation, Ameristar East Chicago Holdings, LLC, an Indiana limited liability company, Ameristar Lake Charles Holdings, LLC, a Louisiana limited liability company, AREP Boardwalk Properties LLC, a Delaware limited liability company, Belterra Resort Indiana, LLC, a Nevada limited liability company, Boomtown,

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May 2, 2014

LLC, a Delaware limited liability company, Cactus Pete’s, Inc., a Nevada corporation, Casino Magic, LLC, a Minnesota limited liability company, Louisiana-I Gaming, a Louisiana Partnership in Commendam, OGLE HAUS, LLC, an Indiana limited liability company, PNK (Baton Rouge) Partnership, a Louisiana partnership, PNK (BOSSIER CITY), Inc., a Louisiana corporation, PNK (LAKE CHARLES), L.L.C., a Louisiana limited liability company, PNK (Ohio) II, LLC, an Ohio limited liability company, PNK (Ohio) III, LLC, an Ohio limited liability company, PNK (Ohio), LLC, an Ohio limited liability company, PNK (Reno), LLC, a Nevada limited liability company, PNK (River City), LLC, a Missouri limited liability company, PNK (SAM), LLC, a Texas limited liability company, PNK (SAZ), LLC, a Texas limited liability company, PNK Development 7, LLC, a Delaware limited liability company, PNK Development 8, LLC, a Delaware limited liability company, PNK Development 9, LLC, a Delaware limited liability company, President Riverboat Casino-Missouri, Inc., a Missouri corporation, and Yankton Investments, LLC , a Nevada limited liability company (collectively, the “Guarantors”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement, in the form filed with the Commission;

2.	An executed copy of the Indenture, which governs the Company’s Notes and the Guarantors’ New Guarantees;

3.	The form of the New Notes; and

4.	The form of Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”).

We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. Furthermore, we have relied upon, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of (i) the State of Nevada, the opinion of Brownstein Hyatt Farber Schreck, LLP, (ii) the State of Colorado, the opinion of Brownstein Hyatt Farber Schreck, LLP, (iii) the State of Indiana, the opinion of Faegre Baker Daniels

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LLP, (iv) the State of Louisiana, the opinion of Stone Pigman Walther Wittmann L.L.C., (v) the State of Minnesota, the opinion of Briol and Associates, PLLC, (vi) the State of Missouri, the opinion of Lathrop & Gage LLP, (vii) the State of New Jersey, the opinion of Sills Cummis & Gross P.C., (viii) the State of Mississippi, the opinion of Jones Walker LLP, (ix) the State of Iowa, the opinion of Brown, Winick, Graves, Gross, Baskerville, & Schoenebaum P.L.C., (x) the State of Massachusetts, the opinion of Bacon Wilson, P.C., (xi) the State of Ohio, the opinion of Taft Stettinius & Hollister LLP, and (xii) the State of Texas, the opinion of Baker Botts L.L.P., in each case, filed as an exhibit to the Registration Statement. We have assumed that such opinions are true and correct as of the date hereof. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the Guarantors and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that when

(i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act,

(ii) the Indenture (in the form examined by us) shall have been qualified under the Trust Indenture Act of 1939, as amended, and

(iii) the New Notes and the Notation of Guaranty (in the forms examined by us) shall have been duly executed, issued and delivered by duly authorized officers of the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes, the New Notes and the New Guarantees will constitute legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, fraudulent conveyance and transfer laws, and other laws and legal principles limiting or otherwise affecting the rights and remedies of creditors or providing relief to debtors, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, principles of materiality, reasonableness, good faith and fair dealing, and the application of equitable principles to limit the availability of equitable remedies, such as specific performance of remedies granted under the New Notes and the New Guarantees or the Indenture. Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company or the Guarantors to perform certain covenants. The

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enforceability of the New Guarantees may be further limited by statutory provisions and case law providing certain rights and defenses to guarantors, including exoneration of guarantors from their obligations under certain circumstances.

Without limiting the paragraph above, certain of the provisions contained in the New Notes, in the New Guarantees or in the Indenture may be limited or rendered unenforceable under applicable laws and judicial decisions including but not limited to (i) waivers of notices, defenses, remedies or demands (or the delay or omission in enforcement thereof), (ii) exculpation clauses in favor of the Trustee, (iii) clauses providing for recovery of attorneys’ fees or other expenses of enforcement, (iv) provisions for late payment fees and additional interest after default, (v) liability limitations or liquidated damages, (vi) indemnification provisions, (vii) provisions appointing the Trustee or another agent as attorney-in-fact for various purposes, (viii) provisions that purport to establish evidentiary standards, (ix) provisions that provide that the New Notes, the New Guarantees or the Indenture may be modified or waived only in writing, (x) waivers of the right to a jury trial, (xi) provisions purporting to convey rights to persons other than parties to the New Notes, the New Guarantees or the Indenture, and (xii) provisions restricting access to legal or equitable remedies, such as specific performance of executory contracts.

We observe that the Indenture, the New Notes and the New Guarantees purport to be governed by the laws of the State of New York, and our opinion is accordingly limited to such laws and to the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.

This opinion is given in respect of the New Notes and the New Guarantees only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.

This opinion is intended to be filed as an exhibit to the Registration Statement for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the use of our name under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Pinnacle Entertainment, Inc.

May 2, 2014

Very truly yours,

/s/ Irell & Manella LLP

IRELL & MANELLA LLP